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                                                                    Exhibit 99.2

Press Release     Source: CirTran Corporation

CirTran Opens Marketing Office in Bentonville, Arkansas
Tuesday November 28, 9:40 am ET
Oliver Mulcahy hired as Director of Retail Distribution to run office, and promote distribution relationship with Wal-Mart on behalf of DMG marketing clients

SALT LAKE CITY--(BUSINESS WIRE)--CirTran Corporation (OTC BB: CIRT - News), an international full-service contract manufacturer, marketer and distributor of IT, consumer and consumer electronics products, today announced that Diverse Media Group, a wholly owned subsidiary of CirTran and a Direct Entertainment(TM) firm specializing in multi-channel product marketing and distribution, has signed a two-year lease on a 1,150 square-foot facility in Bentonville, Arkansas, in close proximity to Wal-Mart's world headquarters. The office, which will be managed by Mr. Oliver Mulcahy, is strategically located to help create and manage an ongoing relationship with Wal-Mart stores (NYSE:WMT - News), to facilitate the distribution of products through Wal-Mart stores on behalf of DMG marketing clients.

Mr. Mulcahy joins CirTran as Director of Retail Distribution to manage this office. He joins CirTran from Rethink Products, Inc., where he worked closely with Wal-Mart and Sam's Club locations and corporate offices to manage new products, concepts and Wal-Mart relationship for new suppliers. He served as a consultant for companies regarding products, packaging and pricing structure to meet Wal-Mart and Sam's Club standards and practices and helped new suppliers obtain approval from Wal-Mart.

Iehab J. Hawatmeh, CirTran's chief executive officer, commented, "Wal-Mart is the largest, most successful and most significant retail chain in the world, and securing and cultivating a long-term relationship with Wal-Mart is critical for the success of our marketing initiative. By recruiting Oliver who brings a deep relationship with buyers and operations personal at Wal Mart, and providing CirTran with a local presence in Wal-Mart's back yard, we position ourselves to achieve this key objective and strengthen our relationship with Wal-Mart. This represents a milestone announcement for CirTran and this office, coupled with Oliver's experience and reputation, will prove invaluable for CirTran and DMG going forward."

About Diverse Media Group

Diverse Media Group (DMG), a wholly-owned subsidiary of CirTran Corp. (OTC BB:CIRT - News) is a Direct Entertainment(TM) firm specializing in product marketing, product manufacturing, production services, media financing and multi-channel product distribution (Direct Response, Retail, Live Shopping, Print, Catalog and Internet) in the consumer product, direct response and entertainment industries. DMG is a leading direct response and product marketing firm with a solid presence in the entertainment industry through its talent division, Diverse Talent Group, a Top 12 nationally ranked talent and literary agency in the entertainment industry.


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About CirTran Corporation

CirTran Corporation (OTC BB: CIRT - News, www.CirTran.com - News) is a consumer products-driven Company focused on providing the entire spectrum of "Concept to Consumer" services, encompassing engineering, design, prototyping, low and high-volume contract manufacturing, marketing and retail distribution for consumer-oriented products and technologies. Founded in 1993 and headquartered in Salt Lake City, CirTran's ISO 9001:2000-certified, non-captive 40,000 square-foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. CirTran's Racore Technology (www.racore.com) subsidiary provides sophisticated engineering services, including technology design and prototype development. CirTran's wholly-owned subsidiary CirTran-Asia ("CTA") with principal office in Shenzhen, China, is a high-volume manufacturing arm, which provides customers with the economic benefits of Asian offshore manufacturing coupled with American-based project management and accountability. CirTran's Diverse Media Group (DMG) (www.diversemediagroup.com) subsidiary is a Direct Entertainment(TM) firm specializing in multi-channel product marketing, media purchasing, retail distribution and product fulfillment for the direct response and entertainment industries.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

All trademarks are properties of their respective owners.


Contact:

CirTran Corporation
Trevor M. Saliba
+(310) 492-0400
trevor@cirtran.com

Source: CirTran Corporation












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